Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share, underlying secured convertible notes	29,962,667	(3)	$0.5994	$17,959,623	$1,665	(4)
Common stock, par value $0.0001 per share, underlying warrants	9,335,780	(5)	$0.5994	$5,595,867	$519	(4)

Total				$23,555,490	$2,184

(1)	This registration statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “common stock”), of Ensysce Biosciences, Inc. (the “Company”) that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.5994, which is the average of the high and low prices of the common stock as reported on The NASDAQ Capital Market on July 25, 2022, which date is within five business days prior to filing this Registration Statement.
(3)	Represents the resale of shares of common stock issuable or potentially issuable upon the conversion of certain secured convertible 6% original issue discount promissory notes in the aggregate principal amount of $8,480,000.00 (after giving effect to the 6% original issue discount) that were issued to investors in certain private transactions described herein, plus interest thereon at the rate of 6% per annum based on a conversion price of $0.5450 (after giving effect to certain potential anti-dilution adjustments).
(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.
(5)	Represents the resale of shares of common stock issuable or potentially issuance upon the exercise, at an exercise price of $0.7085 per share, of certain warrants to purchase shares of common stock that were issued to investors in certain private transactions described herein (after giving effect to certain potential anti-dilution adjustments).